Exhibit 1.14

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software’s CDC Factory Solution To Be Implemented At CDC

Ross ERP Food Manufacturing Customer

SHANGHAI, ATLANTA, April 8, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced it will be implementing CDC Factory’s manufacturing operations management (MOM) system at U.K.-based Natures Way. This represents the latest in the company’s strong cross-selling activities between the CDC Ross ERP and CDC Factory products.

Chichester, U.K.-based Natures Way Foods is a long-time user of Ross ERP and plans to implement CDC Factory at its Runcton and Selsey, U.K. plants.

Natures Way Foods is a leader in fresh produce manufacturing that includes prepared bagged salads and fruit products to major retail and food service companies. Natures Way plans to use CDC Factory to transition from their existing ‘Daily, Weekly Operational Reporting’ (DWOR) structure to a real-time environment. Natures Way believes that the move to hourly, short interval control practices and the use of real-time metrics such as OEE, throughput and cost per case will help focus their shop floor teams on achieving its highest levels of plant performance.

CDC Factory presents information instantaneously at a stock keeping unit (SKU) and production line level in a relevant and easy to understand format for factory workers, which enables them to make timely adjustments and measure immediate improvements on the plant floor. This also stimulates accountability and provides production managers with detailed performance statistics and root causes of efficiencies for their mid-shift and end-of-shift meetings.

“Our continued growth demands required us to unlock greater capacity from our existing equipment and people,” said Richard Parr, head of Operations. “We realized our existing measurement and control tools could no longer support our mounting requirements in this area. We believe that CDC Factory will help us follow short interval control methods that are expected to help us improve plant capacity.”

“We are delighted that CDC Factory product suite continues to expand into the Ross customer base and will be implemented at this stellar food producer,” said Mark Sutcliffe, President of CDC Factory product line of CDC Software. “We believe the complimentary fit between ERP and real-time factory intelligence offers a rapid route to margin expansion and efficiency improvements. This is achieved by empowering the hourly paid workforce to take immediate action on what is happening on the plant floor. We are looking forward to having the opportunity to implement CDC Factory at other CDC Ross customers.”

CDC Factory combines Shop Floor Data Capture, packaged metrics like OEE, analytics and scorecards, Continuous Improvement capabilities and paperless Quality Management. This technology is combined with a change method that focuses on developing a structure of daily performance reviews to help drive better performance in every run and every shift of every day. The process helps operators to develop their skills so they are better able to drive their own improvements. Since it is an out of the box solution, CDC Factory is usually deployed in four to six weeks per factory, helping to ensure project momentum and rapid savings.

Natures Way joins an ever expanding Ross customer group that includes Berner Foods, Litehouse Foods, Nellson Nutraceuticals and Breyers Yogurt

About CDC Factory

CDC Factory is a packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and a full range of services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise requirements planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding CDC Factory’s solutions’ ability to help our customers expand business, increase capacity, reduce costs, engage workforces, increase line efficiencies, improve labor utilization, standardize metrics and data, provide real-time workforce empowerment and real-time visibility into operating metrics, our beliefs regarding the ability to realize upfront value using our products, our expectations regarding customer implementations, including the timing, expected benefit and possible gains relating thereto, our beliefs regarding customer and industry needs and preferences, beliefs about improvements to efficiency and short interval control practices and the use of real-time metrics, our beliefs regarding our ability to cross-sell between CDC Factory and other CDC Software product lines and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectively. Results will vary from customer to customer given their particular facts and circumstances. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.